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                            GTRADE.NETWORK, INC.
                      3300 Sunrise Highway, Ste D-109
                           Great Rivers, NY 11739
                               (516) 859-9750

                              January 6, 2000


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

          Attn:     Mr. David Leeb
                    Mail Stop 4-9


               Re:  GTrade.Network, Inc.
                    --------------------
                    SEC File No. 0-27981
                    Withdrawal of Form10-12G


Gentlemen:

     In accordance with the Staff's comment No. 1 in its letter of comments dated November 30, 1999, GTrade.Network, Inc., hereby withdraws its pending registration statement on Form 10-12G.

     GTrade.Network, Inc., will re-file its registration statement on Form 10-12G once it is in a position to comply with all the requirements of the Securities Exchange Act of 1934.


     Should you have any questions, please call.


                                   Sincerely yours,

                                   GTRADE.NETWORK, Inc.

                                   /S/ Murray Berger
                                   -----------------
                                   Murray Berger,
                                   Sole Director